Exhibit 1A-13.2

5/13/22, 9:42 AM Hygienic Dress League Selected to Create Art Experience at Pivot MIA | by HDL Corp | Medium

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Hygienic Dress League Selected to Create Art Experience at Pivot MIA

The one-of-a-kind event, hosted by Vox Media, drew an array of prominent figures from the tech industry



MIAMI (March 8, 2022) — Hygienic Dress League (HDL), a legally registered

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S/13122, ~.42 Ml Hygierfe Dress leap se1eo:ed IO Create M Experience at Pl\lot MIA I by HOl. COfp I MedlUm Open in app ( Get S18rted ) entertainment, climate, and more. The event was presided over by Kara SWisher and Scott Galloway, renowned figures in tech and journalism and co-hosts of the pod cast "Pivot" The event rook place in Miami from February 14-16, 2022. On the evening of the 15th, HDL unveiled installations throughout the Faena Forum, one of the main spaces ar the conference, rransforrning part of the space into the "Museum of the Furure." The museum invited viewers to look upon contemporary technological devices through a furure lens, prompting them to think about our everyday possessions as someday artifacts. Performers created scenes that wove into a broader narrative around the past, present, and furure of humans. Characters in gas masks, a signarure motif of HDL's work, walked around the space, engaging the roughly 300 conference attendees through performance and "Messages from the Furure" for them to ponder. From the cocktail hour to the afterparty, HDL's imagery served as a through line for an evening of exploration, reflection, and fun. Q Q ~Jrnec1Urn.comr@admt1_6ma.t1yg,e~1eague-6el~to-aeatNrt-expertence-al111\1ot-m1a-2869c7td9995

S/13122, ~.42 Ml Hygierfe Dress leap se1eo:ed IO Create M Experience at Pl\lot MIA I by HOl. COfp I MedlUm Open in app ( Get S18rted ) their companies are doing. I believe that our installations pushed attendees to examine even deeper questions-namely, what does it mean to be a company in the first place? And what does it mean to be hwnan? These are the kinds of discussions we aim to set alight," said Do rota Coy, co-founder of HDL. "Thank you to Kara SWisher, Scott Galloway, and the entire team behind Pivot MIA for recognizing the importance of these questions and giving us space to explore them." 1bis event comes on the heels of HDCs reomr Regnlarion A filing with the Securities and Exchange Commission (SEC). Pending SEC approval, HDL will have clearance for the issuance of up to $75 million of securities in a 12-month period, and offer participants 600k non-fungible token (NFI') securities. To pre-register for the offering, visir bdlCOIP io or sign up for direct updates~ Q Q ~Jrnec1Urn.comr@admt1_6ma.t1yg,e~1eague-6el~to-aeatNrt-expertence-al111\1ot-m1a-2869c7td9995

S/13122, ~.42 Ml Hygierfe Dress leap se1eo:ed IO Create M Experience at Pl\lot MIA I by HOl. COfp I MedlUm Open in app ( Get S18rted ) Founded in 2007 by concepcu.al art duo Steve and Do rota Coy, Hygienic Dress League (HDL) is a legally registered corporation as a new and original form of art. HDL uses the legal framework and operational strategies of a corporation as conceptual and performance art. Leveraging the promotional srrateg:ies of modern corporations, HDL infuses culture and art into places traditionally meant for raising awareness about products and services, subverting expectations and engaging the public in cultural events or performance art. Pending SEC approval, HDL intends to raise money through another public performance art project that will be available to the public. Shares of the corporation will be a new form or medium of art. For more information, please visir bdlrow,in. Media inquiries: cartycao 3Points Communications Pu:br@3ptsmmm rnm "No money or other consideration is being solicited, and if sent in response based on the aforementioned information, no consideration will be accepted." "No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement flied with the U.S. Securities and Exchange Commission is qualified, and any such offer may be withdrawn or revoked, without obligation or commirrnent of any kind, at any time before notice of its acceptance given after the qualification date." Q Q ~Jrnec1Urn.comr@admt1_6ma.t1yg,e~1eague-6el~to-aeatNrt-expertence-al111\1ot-m1a-2869c7td9995

5/13/22, 9:42 AM Hygienic Dress League Selected to Create Art Experience at Pivot MIA | by HDL Corp | Medium

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